Exhibit 99.1

INSO PRESS CONTACT:
Bruce G. Hill
Vice President, Business Development
Telephone: 617/753-6542
E-mail:  bhill@inso.com

For Immediate Release

Inso Corporation Removes Shareholder Litigation Liability

PURCHASES INSURANCE COVERAGE ENSURING THAT CLASS ACTION LITIGATION PRESENTS NO MATERIAL ADVERSE FINANCIAL RISK TO THE COMPANY

BOSTON, MA, September 30, 1999 - Inso Corporation (NASDAQ: INSO) announced today that it has entered into an insurance agreement with a major AAA-rated insurance carrier pursuant to which the insurance carrier will assume complete financial responsibility for the defense and ultimate resolution of the securities class action litigation initially filed in February 1999 on behalf of certain purchasers of the Company's common stock.

Stephen O. Jaeger, Chief Executive Officer and Chairman of the Board of Inso Corporation, said: "This is an important development for Inso. We can move forward with the certainty that the class action litigation no longer presents a material adverse financial risk to the Company. Equally significant is the removal of the distraction from this litigation on our business continuity."

The Company expects to take a net charge against earnings of approximately $14,000,000 in the third fiscal quarter ending October 31, 1999. This charge includes professional fees, other expenses incurred to date in connection with the class action litigation, and premium costs for the insurance agreement, less recovery under the Company's existing insurance policy. The Company expects that all future costs to defend and resolve the class action litigation will be covered by the insurance agreement.

About Inso Corporation
Inso Corporation is a leading provider of solutions for the management, exchange and dynamic delivery of critical business information. Inso's award-winning technology enables large corporations to manage, exchange and publish all types of information, from the simplest memo to the most complex multimedia document. For more information, visit the Inso Web site at http://www.inso.com.

This release contains forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause the Company's actual results to differ materially from those forecasted or projected in such forward-looking statements. A discussion of a number of these assumptions, risks and factors is contained in the Company's
Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and in the Company's other filings with the Securities and Exchange Commission.

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Inso is a trademark or registered trademark of Inso Corporation in the
United States and/or other countries.